                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              UNIPHASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        _

     (2)  Form, Schedule or Registration Statement No.:

        _

     (3)  Filing Party:

        _

     (4)  Date Filed:

        _

September 26, 1996

Dear Uniphase Stockholder:

We are mailing you a notice and proxy statement regarding Uniphase Corporation's 1996 Annual Meeting of Stockholders to be held on November 7, 1996. I would like to call your attention to the Board's recommendation that you vote to approve a proposal to increase the share reserve under the Company's Amended and Restated 1993 Flexible Stock Incentive Plan, the "Plan". To assist you, the investor, in considering this proposal, I have summarized below the business context in which the reserve increase proposal is made and the manner in which Uniphase implements the Plan.

THE SHARE RESERVE MUST BE INCREASED SIGNIFICANTLY TO POSITION UNIPHASE TO SUSTAIN ITS CONTINUING GROWTH AND STRONG FINANCIAL PERFORMANCE.

- Uniphase Corporation is an optoelectronics company that designs, develops, manufactures and markets fiber optic telecommunications equipment products, laser subsystems and laser-based semiconductor wafer defect examination and analysis equipment.

- Uniphase's net sales in fiscal 1996 were $69.1 million (up 63% from fiscal
  1995) and we have had eight consecutive quarters of sequential growth in sales.

- Uniphase's net income (excluding non-recurring charges for acquisition-related expenses in both fiscal 1996 and 1995) would have been $9.1 million in FY 1996 (up 122% from fiscal 1995).

- During the past two years, Uniphase entered the optoelectronic communications market through two acquisitions. The Company may pursue an acquisition strategy in the future; although, the Company is not currently engaged in any negotiation with respect to any such acquisition. Stock options will help the Company retain valuable talent from any possible future acquisitions.

- Total number of employees grew from 259 to 409 (up 58% from fiscal 1995). Recent acquisitions have added significantly to Uniphase's employee base and our employee base may continue to grow in the future. In a very competitive job market, it is essential that we have an attractive stock option program to attract and retain highly skilled employees.

- Since going public in October 1993, the cumulative return of Uniphase's stock has outperformed the Nasdaq Market Index and our peer groups. $100 invested in Uniphase in October 1993 was worth $861 on June 30, 1996.

PLAN IMPLEMENTATION AND TERMS

- Options may not be exercised sooner than one year from the grant date.

- Options cannot be repriced without stockholder approval.

- The maximum term of the options for new amendment shares may not exceed eight years.

The terms and provisions of the Plan are set forth in greater detail in the Company's proxy statement included in this mailing. Please consult the proxy statement in order to make an informed decision regarding the proposal to modify the Plan as indicated in the proxy statement.

We urge you to vote FOR the proposal to increase the share reserve of the Uniphase Amended and Restated 1993 Flexible Stock Incentive Plan.

If you have any questions about this letter, please call Investor Relations at
(408) 434-1800 ext. 2140.

Thank you for your help in this matter.

Sincerely,

Kevin N. Kalkhoven
Chairman and Chief Executive Officer

                                      LOGO

                              UNIPHASE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 7, 1996

     The Annual Meeting of Stockholders (the "Annual Meeting") of Uniphase Corporation, a Delaware corporation (the "Company"), will be held at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134 on Thursday, November 7, 1996, at 1:00 p.m., Pacific Time, for the following purposes:

     1. To elect two Class III directors of the Company to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To ratify and approve an increase in the number of shares reserved for issuance under its Amended and Restated 1993 Flexible Stock Incentive Plan from 1,550,000 to 2,125,000 shares of common stock;

     3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 1997; and

     4. To transact such other business as may properly come before the Annual meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on September 10, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          Danny E. Pettit
                                          Secretary
San Jose, California
September 26, 1996

                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                               SAN JOSE, CA 95134

                                PROXY STATEMENT

     This Proxy Statement is furnished to stockholders of Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, November 7, 1996, at 1:00 p.m., Pacific Time, at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Danny E. Pettit) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company has retained ChaseMellon Shareholder Services, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $7,500 plus customary out-of-pocket expenses. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

     The close of business on September 10, 1996 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 16,218,582 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 8,109,292 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters. Directors will be elected by a plurality of the votes cast.

     The Company's Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend that was paid to holders of record on May 20, 1996 (the "Stock Split"). Share and per share data in this Proxy have been adjusted to reflect the Stock Split.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at seven. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of three Class I directors (Mr. Johnson, Mr. Muller and Mr. Fink), two Class II directors (Dr. Bridges and Professor Sibbett) and two Class III directors (Mr. Kalkhoven and Ms. Goodrich), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 1997, 1998 and 1996, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those whose terms are expiring.

     At the Annual Meeting, the stockholders will elect two Class III directors to serve a three (3) year term until the 1999 Annual Meeting of Stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that either person named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Certain information about Kevin N. Kalkhoven and Catherine P. Goodrich, the Board's Class III director nominees, is furnished below.

     MR. KALKHOVEN has been President and Chief Executive Officer of the Company since January 1992, a member of the Board of Directors of the Company since February 1992, and Chairman of the Board since April 1994. From September 1988 to January 1992, Mr. Kalkhoven was President of Demax Software, a systems software company. From 1986 to August 1988, Mr. Kalkhoven was President and Chief Executive Officer of AIDA Corporation, a computer aided engineering company that was acquired in October 1987 by Teradyne Corporation. Mr. Kalkhoven is a member of the Board of Directors of Network Express, a manufacturer of telecommunications equipment.

     MS. GOODRICH has been a member of the Company's Board of Directors since January 1994. Ms. Goodrich is President of Goodrich Ventures, Inc., a consulting firm specializing in business development of early stage electronics companies since June 1992. Prior to establishing her own firm, Ms. Goodrich was a general partner in Oak Investment Partners, a venture capital group, from 1981 to 1992. Ms. Goodrich also serves on the board of directors of Etec Corporation, SanDisk Corporation and Zitel Corporation, all publicly held companies, as well as on the board of directors of several privately held companies.

     The two nominees receiving the highest number of affirmative votes will be elected as Class III directors of the Company.

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                      OF EACH OF THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

             NAME               AGE                               POSITION(S)
------------------------------  ---     ---------------------------------------------------------------
Kevin N. Kalkhoven............  52      President, Chief Executive Officer and Chairman of the Board
R. Clark Harris...............  59      President of Uniphase Telecommunications Products, Inc.
Danny E. Pettit...............  49      Vice President, Finance, Chief Financial Officer and Secretary
John M. Scott.................  52      President of Ultrapointe
Ian Jenks.....................  42      President of the Laser Division
William B. Bridges,             61
  Ph.D.(1)....................          Director
Robert C. Fink(2).............  61      Director
Catherine P. Goodrich(1)......  40      Director
Stephen C. Johnson(2).........  54      Director
Anthony R. Muller(1)(2).......  53      Director
Wilson Sibbett, Ph.D. ........  48      Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     MR. HARRIS joined the Company in May 1995 as President of Uniphase Telecommunications Products, Inc. Prior to joining the Company, Mr. Harris held several executive positions with United Technologies

Corporation, most recently as General Manager of United Technologies Technology Center from 1990 to March 1995. From 1987 to 1989, Mr. Harris served as Senior Vice President of Sikorsky Aircraft Division.

     MR. PETTIT joined the Company as Corporate Controller in March 1986 and has been Vice President of Finance since November 1986. In June 1994, he became the Company's Chief Financial Officer. Prior to joining the Company, Mr. Pettit held the positions of Group Controller and Division Controller at Burroughs Corporation, where he was employed from 1983 to 1986.

     MR. SCOTT joined the Company as President of Ultrapointe in April 1994. Before joining the Company, Mr. Scott held numerous executive positions at companies in the semiconductor equipment industry, most recently as Vice President of Sales and Service at Tencor Instruments, a manufacturer of wafer defect inspection systems, where he was employed from 1987 to 1994.

     MR. JENKS joined the Company as President of the Laser Division in August 1995. Before joining the Company, Mr. Jenks had been serving as a consultant to the Company since February 1995. Mr. Jenks was the founder and Chief Executive Officer of I.E. Optomech Ltd., a solid state laser company, until its acquisition by Uniphase in July 1995. Prior to founding I.E. Optomech, he was the Chief Executive Officer of the International Projects Division of the management consulting firm Ingersol Engineers, Inc.

     DR. BRIDGES has been a member of the Company's Board of Directors since May 1986. He has been a Professor of Electrical Engineering and Applied Physics at the California Institute of Technology since June 1977 and the Carl F. Braun Professor of Engineering since 1983. Dr. Bridges served as President of the Optical Society of America, a nonprofit professional society, in 1988.

     MR. FINK has been a member of the Company's Board of Directors since April 1995. Mr. Fink has served as Senior Vice President of Lam Research since October 1995. From July 1993 to October 1995, Mr. Fink served as Chief Operating Officer of Lam Research, following its acquisition of Drytek Inc., where he had served as President since 1988. From 1984 to 1988, Mr. Fink served as Director of VLSI Operations for ITT Corporation's Semiconductor Division. Mr. Fink also currently serves on the board of directors of Consilium Corporation, a publicly held software manufacturer for the pharmaceutical and semiconductor industries.

     MR. JOHNSON has been a member of the Company's Board of Directors since April 1984. He has been President and Chief Executive Officer of Komag Incorporated, a publicly held supplier of high density computer disks, since 1983. Mr. Johnson also is a director of 3Com Corporation, a local area network company.

     MR. MULLER has been a member of the Company's Board of Directors since September 1984. Since September 1996, Mr. Muller has served as Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a provider of programming tools and technology. From 1990 to 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems. From 1985 to 1990, Mr. Muller was Vice President of Finance and Chief Financial Officer of Silicon Valley Group, Inc., a manufacturer of production processing systems for the semiconductor industry.

     PROFESSOR SIBBETT has been a member of the Company's Board of Directors since February 1995. Professor Sibbett has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews in Scotland since 1994. Since 1985, Professor Sibbett has been the head of the School of Physics and Astronomy at the University of St. Andrews. Professor Sibbett has been a member of the Science and Engineering Research Council (SERC) of the Department of Trade and Industry since 1986 and served as chairman of the SERC Laser Committee from 1992 to 1994.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1996, the Board met four times. Mr. Johnson participated in one of the four board meetings held in fiscal 1996. All other directors attended no fewer than 75 percent of all the fiscal 1996 meetings of the Board and its committees on which he or she served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which met four times in fiscal 1996, consisted of William B. Bridges, Ph.D., Catherine P. Goodrich and Anthony R. Muller. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and
(iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Compensation Committee, which met two times in fiscal 1996, consisted of Stephen C. Johnson, Anthony R. Muller and Robert C. Fink. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's 1984 Amended and Restated Stock Option Plan, Amended and Restated 1993 Flexible Stock Incentive Plan and 1993 Amended and Restated Employee Stock Purchase Plan.

EMPLOYEE AGREEMENTS

     None of the Company's executive officers is a party to an employment agreement with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Mr. Fink, Mr. Johnson and Mr. Muller, none of whom is an officer of the Company. There are no compensation committee interlocks involving members of the Company's Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting (and a $500 fee for attendance at committee meetings held on a separate day). All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. During fiscal 1996, Ms. Goodrich received a monthly fee of $5,000 for consulting services to the Company, which included her Board meeting fees. Ms. Goodrich's consulting agreement with the Company terminated on June 30, 1996. Thereafter, Ms. Goodrich receives the standard Board compensation.

     The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). Under the Plan, each Outside Director who first joins the Board after the effective date of the Plan automatically will receive at that time an option to purchase 20,000 shares of Common Stock ("Initial Option"). In addition, immediately after each annual stockholders' meeting, each individual who is at the time continuing to serve as an Outside Director automatically will be granted an option to purchase 5,000 additional shares of Common Stock ("Additional Option"), whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All options granted to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Initial Options vest in thirty-six equal monthly installments beginning on the first monthly anniversary of the date of grant of the Initial Option. Additional Options vest in twelve equal monthly installments beginning on the first monthly anniversary of the date of grant of the Additional Option. Initial Options and Additional Options granted prior to September 1996 vest over four years.

     In fiscal 1996, Dr. Bridges, Ms. Goodrich, Mr. Johnson, Mr. Muller and Professor Sibbett were each granted options to purchase 5,000 shares of Common Stock at a price of $14.625 per share.

                                 PROPOSAL TWO:

                AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                       1993 FLEXIBLE STOCK INCENTIVE PLAN

GENERAL

     The Company's stockholders are being requested to act upon a proposal to amend the Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "Plan"). Under the Plan, approval of the proposal requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock.

     The proposal is to increase the number of shares reserved for issuance under the Plan from 1,550,000 shares to 2,125,000 shares, of which 191,667 of these shares shall not be available for grant and issuance until one year from the date of approval of this proposal.

     In August 1995, the Board approved certain amendments to the Plan, including such amendments that are intended to assure that options granted under the Plan will qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended. In September 1996, the Board approved additional amendments to the Plan. None of those amendments required stockholder approval under the terms of the Plan. A general description of the principal terms of the Plan is set forth below, and incorporates those amendments which were approved in August 1995 and September 1996. Such description, however, is qualified in its entirety by the terms of the Plan, as proposed to be amended, a copy of which is available to any stockholder upon request.

GENERAL DESCRIPTION

     The Plan was approved by the Company's Board in August 1993 and approved by the stockholders in October 1993. The Plan was further amended and restated by the Board in April 1995 and subsequently approved by the Stockholders in November of 1995. The Plan was again amended and restated by the Board in September 1996. An aggregate of 1,550,000 shares of the Company's Common Stock are currently reserved for issuance under the Plan, subject to adjustment in the event of any change in the Company's Common Stock subject to the Plan either through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend or other change in the corporate structure of the Company. Options that expire unexercised may again be issued under the plan, subject to the foregoing limitations. The purposes of the Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of the Company and its parent or subsidiary corporations (collectively, "Affiliates") and to promote the success of the Company's business. Pursuant to the Plan, the Company may grant options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and directors who are employees) and nonqualified stock options to employees, officers, directors and consultants, except that, the number of options that may be granted to any one employee is 1,000,000 shares of Common Stock in any fiscal year. As of June 30, 1996, options to purchase an aggregate of 90,232 shares of Common Stock have been exercised and 37,352 shares remained available for future grants under the Plan. In addition, as of June 30, 1996, options to purchase 1,422,416 shares were outstanding under the Plan. The closing price of the Company's Common Stock as quoted on the Nasdaq National Market on June 30, 1996 was $35.500 per share.

     The Compensation Committee of the Board is authorized to administer the Plan, including the selection of the employees, officers and directors of, and consultants to, the Company or its Affiliates to whom stock options may be granted and the interpretation and adoption of rules for the operation of the Plan. No options granted under the Plan after the Board's adoption of amendments to the Plan in September 1996 may become exercisable sooner than twelve months from the date of the grant. The maximum terms of both incentive stock options and nonqualified options under the Plan are eight years but, with respect to an incentive stock option, if at the time of the grant the optionee possesses more than 10% of the combined voting power of the Company or an Affiliate (a "10% Stockholder"), the maximum term is five years. The exercise price of incentive stock options granted under the Plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant (or at least 110% of the fair market value of the stock subject to the option on the date of grant for incentive stock options granted to a 10% Stockholder. The exercise price of nonqualified stock options granted under the Plan must also be at least 100% of the fair market value of the stock subject to the option on the date of the grant. Once an option is granted, the terms of such option cannot be amended to decrease its exercise price, nor can an outstanding option be replaced with a new option or options with a lower exercise price, without the approval of such amendment or replacement by a majority of the outstanding shares of the Company. The purchase price shall be paid in full in cash or as determined by the Board of Directors by shares of Common Stock of the Company, by a promissory note, or a combination of such methods, or such other consideration as determined by the board.

     The Plan also provides for automatic grants of nonqualified stock options to Outside Directors. Under the Plan, each non-employee director (an "Outside Director") who first joins the Board after the 1993 annual meeting of stockholders of the Company (the effective date of the Plan) automatically will receive at that time an Initial Option to purchase 20,000 shares of Common Stock. In addition, immediately after each annual stockholders' meeting commencing with the 1993 annual meeting, each individual who is at the time continuing to serve as an Outside Director automatically will be granted an Additional Option to purchase 5,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All options granted to Outside Directors have an exercise price equal to 100% of the fair market value on the date of grant and vest at the rates as described above.

     The 1993 Plan may be amended at any time by the Board, although certain amendments require stockholder approval. The Plan will terminate on August 26, 2003, unless earlier terminated by the Board of Directors.

     No option is transferable other than by will or by the laws of descent and distribution. Options generally may not be exercised following termination of service due to disability (within the meaning of the Code) or death, in which event such options may be exercised for such additional period following such termination of employment as may be determined by the Committee, subject in any case to the foregoing limitation on the maximum term of incentive stock options granted under the Plan.

                THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE
                        PROPOSED AMENDMENT TO THE PLAN.

PLAN AMENDMENT:  INCREASE THE NUMBER OF SHARES RESERVED UNDER
                THE PLAN BY 575,000 SHARES TO 2,125,000 SHARES

     The stockholders are requested to approve an increase of 575,000 shares in the number of shares reserved under the Plan of which 191,667 of these shares shall not be available for grant and issuance until one year from the date of approval of this proposal. The Board believes that it is in the Company's best interests to increase the number of shares reserved for issuance under the Plan so that the Company may continue to provide ongoing incentives to the employees, directors and consultants of the Company and its Affiliates.

AMENDED PLAN BENEFITS

     The Company cannot now determine the number of options to be granted in the future under the Amended Plan to all current executive officers as a group or all employees (excluding current executive officers) as a group. The table under the caption "Option Grants in Last Fiscal Year" provides information with respect to the grant of options to the Named Executive Officers of the Company (see definition at "Executive Compensation") during fiscal 1996 and the discussion under "Compensation of Directors" provides information with respect to the grant of options to directors of the Company during fiscal 1996. The following table sets forth additional information with respect to options granted under the Plan during fiscal 1996:

                                                                                          WEIGHTED
                                                          OPTIONS     % OF TOTAL      AVERAGE EXERCISE
                   IDENTITY OF GROUP                      GRANTED   OPTIONS GRANTED   PRICE PER SHARE
--------------------------------------------------------  --------  ---------------   ----------------
Executive Officers as a group...........................   226,498        32.2%            $10.46
Non-Executive officer employees as a group..............   452,366        64.3%            $11.42
Non-Executive directors as a group......................    25,000         3.5%            $14.63

CERTAIN FEDERAL INCOME TAX INFORMATION

     The following summary of the federal income tax consequences to participants and the Company of the acquisition and disposition of shares under the Plan does not purport to be complete and participants in the Plan should refer to the applicable provisions of the Code. The summary does not address other taxes that may affect an individual such as state and local income taxes, federal and state, estate, inheritance and gift taxes and foreign taxes. Furthermore, the tax consequences described below are complex and subject to change, and a taxpayer's personal situation may be such that some variation of the described rules applies.

     Stock Options. In general, a grant of a stock option will not be a taxable event to a recipient and it will not result in a deduction to the Company. The tax consequences associated with exercise of a stock option granted under the Plan, and with the subsequent disposition of Common Stock acquired on exercise of such an option will depend in part on whether the option is an incentive stock option (within the meaning of Section 422 of the Code) or a non-qualified stock option.

     Upon exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the Common Stock received upon exercise over the exercise price. This income is subject to withholding of taxes for federal income tax and employment tax purposes. The Company will be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale of exchange of the Common Stock will be capital gain or loss, long-term or short-term depending on the holding period for the Common Stock.

     Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option, and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of non-qualified stock options. Also, incentive stock options granted under the Plan will be treated as nonqualified stock options to the extent they first become exercisable in any calendar year for Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

     If Common Stock acquired upon exercise of an incentive stock option is sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If Common Stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of these one-year and two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and the Company will be able to claim a deduction, in an amount equal to the excess of the fair market value of the Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the Common Stock has been held. Where Common Stock is sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than its fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the Common Stock has been held.

     Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

     Special Rules.  Special rules may apply to a participant who is subject to
Section 16(b) of the Securities Exchange Act of 1934 (generally directors, executive officers and 10% Stockholders). Certain additional special rules apply if the exercise price for an option is paid for in Common Stock previously owned by the optionee rather than in cash.

                                PROPOSAL THREE:

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors recommend the appointment of Ernst & Young LLP, Independent Auditors for the Company during the fiscal year 1996, to serve in the same capacity for the fiscal year ending June 30, 1997, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of Ernst & Young LLP as the independent auditors for fiscal 1997.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of Ernst & Young LLP, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     Ernst and Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1987.

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
              APPOINTMENT OF ERNST & YOUNG, LLP, AS THE COMPANY'S
                INDEPENDENT AUDITOR FOR THE CURRENT FISCAL YEAR.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership at June 30, 1996 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock ("5% Stockholder"), (ii) each director and nominee, (iii) the Named Executive Officers (see definition at "Executive Compensation") and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENTAGE OF SHARES
              NAME AND ADDRESS OF BENEFICIAL OWNER              OWNED(1)     BENEFICIALLY OWNED(2)
    --------------------------------------------------------  ------------   ---------------------
    Kopp Investment Advisors, Inc...........................     1,162,064            7.23%
      6600 France Avenue South
      Suite 672
      Edina, MN 55435
    The Prudential Insurance Company........................     1,012,600            6.29%
      Prudential Plaza
      Newark, New Jersey 07102-3777
    Kevin N. Kalkhoven(3)...................................       452,750            2.74%
    Danny E. Pettit(4)......................................       143,590            0.88%
    John M. Scott(5)........................................        72,361            0.45%
    Ian Jenks(6)............................................        72,500            0.45%
    R. Clark Harris(7)......................................        49,617            0.31%
    William B. Bridges, Ph.D.(8)............................        40,573            0.25%
    Robert Fink (9).........................................         1,250            0.01%
    Catherine P. Goodrich(10)...............................        26,250            0.16%
    Stephen C. Johnson(11)..................................        51,949            0.32%
    Anthony R. Muller(12)...................................        50,021            0.17%
    Wilson Sibbett, Ph.D.(13)...............................         7,500            0.05%
    All officers and directors as a group (11
      persons)(14)..........................................       968,631            5.75%

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage of ownership is based on 16,097,855 shares of Common Stock outstanding on June 30, 1996.

 (3) Includes 442,500 shares subject to stock options exercisable as of August 30, 1996.

 (4) Includes 127,219 shares subject to stock options exercisable as of August 30, 1996 and 10,995 shares held by Kelly A. Pettit, Mr. Pettit's spouse.

 (5) Includes 66,875 shares subject to stock options exercisable as of August 30, 1996.

 (6) Includes 12,500 shares subject to stock options exercisable as of August 30, 1996.

 (7) Includes 48,723 shares subject to stock options exercisable as of August 30, 1996

 (8) Includes 5,625 shares subject to stock options exercisable as of August 30, 1996.

 (9) Includes 1,250 shares subject to stock options exercisable as of August 30, 1996.

(10) Includes 26,250 shares subject to stock options exercisable as of August 30, 1996.

(11) Includes 5,625 shares subject to stock options exercisable as of August 30, 1996.

(12) Includes 3,625 shares subject to stock options exercisable as of August 30, 1996 and 4,380 shares held by Lesley Muller, Mr. Muller's daughter.

(13) Includes 7,500 shares subject to stock options exercisable as of August 30, 1996.

(14) Includes 747,692 shares subject to stock options exercisable as of August 30, 1996.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1984 Amended and Restated Stock Option Plan and the 1993 Amended and Restated Employee Stock Purchase Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for the CEO and executive vice presidents is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1996 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

          Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.

          Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal 1996, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1996 fiscal year was accordingly set aside for distribution under the bonus pool, and the CEO and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position in the Company. The actual bonus paid for the year to each of the current executive officers named in the summary Compensation Table is indicated in the Bonus column.

          Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of 3, 5, 10 or 15 years.

          Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company; grants made after September 1996 may not be exercised sooner than one year from the grant date but may have varying exercise rates thereafter. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1996 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. Until final Treasury regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

                                          Compensation Committee

                                          Robert C. Fink
                                          Stephen C. Johnson
                                          Anthony R. Muller

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION               LONG-TERM
                                     -----------------------------------------   COMPENSATION    ALL OTHER
     NAME AND PRINCIPAL                                         OTHER ANNUAL        AWARDS      COMPENSATION
          POSITION            YEAR   SALARY($)   BONUS($)(1)   COMPENSATION($)    OPTIONS(#)        ($)
----------------------------  ----   ---------   -----------   ---------------   ------------   ------------
Kevin N. Kalkhoven..........  1996   $ 238,400    $ 152,090           --            60,000           --
  President, Chief            1995   $ 218,301    $ 121,253           --            30,000           --
  Executive Officer and       1994   $ 207,704    $  94,408           --            47,500           --
  Chairman of the Board
R. Clark Harris(2)..........  1996     160,644       62,010           --            46,498           --
  President of Uniphase       1995      18,460           --           --            40,757           --
  Telecommunications          1994          --           --           --                --           --
  Products, Inc.
Ian Jenks(3)................  1996     126,165       33,206           --            50,000           --
  President of Laser          1995          --           --           --                --           --
  Division                    1994          --           --           --                --           --
Danny E. Pettit.............  1996     148,584       66,084           --            40,000           --
  Vice President              1995     137,971       45,981           --            25,000           --
  Finance, Chief              1994     126,890       28,838           --            41,688           --
  Financial Officer and
  Secretary
John M. Scott(4)............  1996     181,166       83,350           --            30,000           --
  President of                1995     165,006       48,180           --                --           --
  Ultrapointe                 1994      38,078       25,000           --            75,000           --

---------------
(1) For fiscal 1994, includes bonus amounts earned in fiscal 1994 and paid in fiscal 1995. For fiscal 1995, includes bonus amounts earned in fiscal 1995 and paid in fiscal 1996. For fiscal 1996, includes bonus amounts earned in fiscal 1996 and paid in fiscal 1997.

(2) Mr. Harris joined the Company during fiscal 1995. On an annualized basis, his salary would have been $160,000 in fiscal 1995.

(3) Mr. Jenks joined the Company during fiscal 1996. On an annualized basis, his salary would have been $160,014 in fiscal 1996.

(4) Mr. Scott joined the Company during fiscal 1994. On an annualized basis, his salary would have been $165,006 in fiscal 1994.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  % OF                                  INDIVIDUAL GRANTS
                                                  TOTAL                               POTENTIAL REALIZABLE
                                                 OPTIONS                             VALUE AT ASSUMED ANNUAL
                                                 GRANTED                               RATE OF STOCK PRICE
                                                   TO       EXERCISE                 APPRECIATION FOR OPTION
                                                EMPLOYEES   PRICE PER                        TERM(1)
                                   OPTIONS      IN FISCAL     SHARE     EXPIRATION   -----------------------
             NAME               GRANTED(#)(2)    YEAR(3)     ($/SH)        DATE       5%($)         10%($)
------------------------------  -------------   ---------   ---------   ----------   --------     ----------
Kevin N. Kalkhoven............      60,000         8.8%      $ 11.75       8/4/05    $443,371     $1,123,588
Ian Jenks.....................      50,000         7.4       $ 11.75       8/4/05     369,476        936,324
R. Clark Harris...............      46,498         6.8       $  5.48      5/15/05     160,248        406,100
Danny E. Pettit...............      40,000         5.9       $ 11.75       8/4/05     295,580        749,059
John M. Scott.................      30,000         4.4       $ 11.75       8/4/05     221,685        561,794

---------------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(2) Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.

(3) Based on a total of 678,864 options granted to employees of the Company in fiscal year 1996, including the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR END OPTION VALUES

                                                                                              VALUE OF
                                                                                            UNEXERCISED
                                                                     NUMBER OF              IN-THE-MONEY
                                                                UNEXERCISED OPTIONS           OPTIONS
                                                                  AT YEAR END(#)           AT YEAR END($)
                            SHARES ACQUIRED        VALUE           EXERCISABLE/             EXERCISABLE/
           NAME             ON EXERCISE(#)      REALIZED($)        UNEXERCISABLE          UNEXERCISABLE(1)
--------------------------  ---------------     -----------     -------------------     --------------------
Kevin N. Kalkhoven........       30,000          $ 595,000        417,813/127,188       14,009,798/3,509,203
Ian Jenks.................           --                 --              --/50,000               --/1,187,500
R. Clark Harris...........           --                 --          43,629/74,383        1,185,771/2,161,299
Danny E. Pettit...........       15,000            270,000        101,680/106,696        3,486,294/2,878,702
John M. Scott.............       25,000            479,380         50,000/105,000        1,581,250/3,084,375

---------------
(1) Represents the difference between the exercise price of the options (ranges from $1.60 to $11.75) and the closing price of the Company's Common Stock on June 30, 1996 ($35.50).

STOCK PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return as compared to the Nasdaq Market Index and the peer group chosen for the Company for fiscal 1995 (Peer Group I) and fiscal 1996 (Peer Group II), respectively. Due to the Company's increased emphasis on solid state laser technology and its recent entry into the telecommunications market, the Company revised its peer group to represent more accurately the markets in which it sells its products. The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) a peer group of companies that, like the Company, (i) are publicly-traded and (ii) are either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance. Peer group I consists of the following companies:
Coherent Inc., KLA Instruments Corporation, Laser Industries, Ltd., Optelecom, Inc., Spire Corporation, Summit Technology Inc., Tencor Instruments and II-VI, Inc. Peer group II consists of the following companies: Coherent, Inc., KLA Instruments Corporation, Laser Industries, Ltd., Harmonic Lightwave, Inc., Ortel Corporation, Summitt Technology Inc., Tencor Instruments and II-VI, Inc.

      Measurement Period           Uniphase       Nasdaq Mar-
    (Fiscal Year Covered)         Corporation      ket Index     Peer Group I    Peer Group II
11/17/93                                100.00          100.00          100.00          100.00
06/30/94                                 96.97          104.14          132.78          133.75
06/30/95                                259.09          122.14          282.70          286.65
06/30/96                                860.61          153.75          199.84          222.28

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1997, a stockholder proposal must be received by Danny E. Pettit, Secretary, Uniphase Corporation, 163 Baypointe Parkway, San Jose, California, 95134, no later than July 2, 1997.

                      STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting or any special meeting of the stockholders held for the purpose of electing directors, must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary of the Company. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, and (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934. To be timely, the notice by the stockholder must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is made or given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. The Chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such Chairman does so, such Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 1996 fiscal year that no Form 5s were required, the Company believes that during fiscal 1996, all reporting persons complied with all applicable filing requirements on a timely basis.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          By Order of the Board of Directors,

                                          Danny E. Pettit
                                          Secretary

September 26, 1996
San Jose, California

                              UNIPHASE CORPORATION

                              AMENDED AND RESTATED
                       1993 FLEXIBLE STOCK INCENTIVE PLAN,

                  1 . Establishment, Purpose, and Definitions.

                       (a) There is hereby adopted the 1993 Flexible Stock Incentive Plan (the "Plan") of Uniphase Corporation (the "Company").

                       (b) The purpose of the Plan is to provide a means whereby eligible individuals (as defined in paragraph 4, below) can acquire shares of the Company's Common Stock, $0.001 par value per share (the "Stock"). The Plan provides employees (including officers and directors who are employees) of the Company and of its Affiliates (as defined below) an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and employees, officers, directors, independent contractors, and consultants of the Company and its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Sections 422 or 423 of the Code (referred to as "nonqualified stock options").

                       (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

                  2 . Administration of the Plan.

                       (a) The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may delegate the responsibility for administering the Plan to a committee, under such terms and conditions as the Board shall determine (the "Committee"). After the Company registers a class of its equity securities under Section 12 of the 1934 Act, the Committee shall consist of two or more members of the Board or such lesser number of members of the Board as permitted by Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Except as otherwise provided in Section 9 hereof, none of the members of the Committee shall receive, while serving on the Committee, or during the one-year period preceding appointment to the Committee, a grant or award of equity securities under (i) the Plan or (ii) any other plan of the Company or its Affiliates under which the participants are entitled to acquire Stock (including restricted Stock), stock options, stock

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
bonuses, related rights or stock appreciation rights of the Company or any of its Affiliates, other than pursuant to transactions in any such other plan which do not disqualify a director from being a "disinterested person" under Rule 16b-3. The limitations set forth in this Section 2(a) shall automatically incorporate any additional requirements that may in the future be necessary for the Plan to comply with Rule 16b-3. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. If the Board does not delegate administration of the Plan to the Committee, then each reference in this Plan to "the Committee" shall be construed to refer to the Board.

                       (b) The Committee shall determine which eligible individuals (as defined in paragraph 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares of Stock subject to such options.

                       (c) The Committee may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect an optionee's rights under an outstanding option shall not be made without the optionee's written consent; provided, however, that the Committee may not amend the terms of any outstanding option to reduce the purchase price of the Stock covered by such option without the consent of the stockholders then sufficient to approve the Plan in the first instance. The Committee may, with the optionee's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option; provided, however, that the Committee may not cancel any outstanding option and replace such cancelled option with an option or options having a purchase price of the Stock covered by such option or options which is lower than that of the cancelled option without the consent of the stockholders then sufficient to approve the Plan in the first instance.

                       (d) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants.

                       (e) Notwithstanding the foregoing provisions of this
Section 2, grants of options to any "Covered Employee," as such term is defined by Section 162(m) of the Code shall be made only by a subcommittee of the Committee which, in addition to meeting other applicable requirements of this
Section 2, is composed solely of two or

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
more "outside directors," within the meaning of Section 162(m) of the Code and the regulations thereunder (the "Subcommittee") to the extent necessary to qualify such grants as "performance-based compensation" under Section 162(m). In the case of such grants to Covered Employees, reference to the "Committee" shall be deemed to be references to the Subcommittee as specified above.

                  3. Stock Subject to the Plan.

                       (a) An aggregate of 2,125,000 shares of Stock shall be available for the grant of stock options and the issuance of Stock under the Plan; provided however that 191,667 of these shares of Stock shall not be available for grant and issuance until one year from the date of approval of this amount by the Stockholders of the Company at the Company's 1996 Annual Meeting of Stockholders. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the optionee and will thereafter not be available under the Plan.

                       (b) If there is any change in the Stock subject to either the Plan or an option agreement pursuant to the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent (2%)), or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind of shares, and price per share subject to either the Plan or an option agreement.

                  4 . Eligible Individuals. Individuals who shall be eligible to have granted to them the options provided for by the Plan shall be such employees, officers, directors, independent contractors and consultants of the Company or an Affiliate as the Committee, in its discretion, shall designate from time to time. Notwithstanding the foregoing, only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options under the Plan.

                  5. The Option Price. The purchase price of the Stock covered by each incentive stock option shall be not less than one hundred percent (100%) of the per share fair market value of such Stock on the date the option is granted. The purchase price of the Stock covered by each nonqualified stock option shall be not less than one hundred percent (100%) of the per share fair market value of such Stock on the date the option is granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than ten percent (10%) of the combined voting

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
power of the Company or an Affiliate (a "10% Stockholder"), the exercise price shall be not less than 110 percent (110%) of the fair market value of the Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in paragraph 3(b), above.

                  6 . Terms and Conditions of Options.

                       (a) Each option granted pursuant to the Plan will be evidenced by a written stock option agreement executed by the Company and the person to whom such option is granted.

                       (b) The Committee shall determine the term of each option granted under the Plan; provided, however, that the terms of all options granted under the Plan shall not be for more than eight (8) years and that, in the case of an incentive stock option granted to a 10% Stockholder, the term shall be for no more than five (5) years.

                       (c) In the case of incentive stock options, the aggregate fair market value (determined as of the date such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any calendar year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $100,000.

                       (d) An optionee's stock option agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee; provided however, that no option granted under this Plan shall be exercisable sooner than twelve (12) months from the date of grant. If an option, or any part thereof is intended to qualify as an incentive stock option, the stock option agreement shall contain those terms and conditions which are necessary to so qualify it.

                       (e) The maximum number of shares of Stock with respect to which options may be granted to any individual per fiscal year under the Plan shall be 1,000,000 shares, subject to adjustment after September 20, 1996 pursuant to Section 3(b). To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an employee, if any option is cancelled, the cancelled option shall continue to count against the maximum number of shares for which options may be granted to the employee under this Section 6(e). For this purpose, the repricing of an option, if effected pursuant to Section 2(c), shall be treated as a cancellation of the existing option and the grant of a new option.

                  7 . Use of Proceeds. Cash proceeds realized from the issuance of Stock under the Plan shall constitute general funds of the Company.

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
                  8. Amendment, Suspension, or Termination of the Plan.

                       (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company's stockholders, and provided further that, except as provided in paragraph 3(b), above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

                            (i) To increase the maximum number of shares of
Stock subject to incentive stock options granted under the Plan; or

                            (ii) To change the designation or class of persons
eligible to receive incentive stock options under the Plan.

                       (b) No option may be granted under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate with respect to the grant of incentive stock options on August 26, 2003, unless previously terminated by the Board pursuant to this paragraph 8.

                  9. Automatic Grants to Outside Directors.

                       (a) Initial Grant. Each individual who first joins the Board as an outside (i.e., non-employee) director of the Company after the 1993 annual meeting of stockholders of the Company (the effective date of the Plan) automatically shall be granted a nonqualified stock option to purchase 20,000 shares of Stock at the time such individual first joins the Board ("Initial Option"). In addition, immediately after each annual meeting of stockholders of the Company, commencing with the 1993 annual meeting, each individual who is at the time continuing to serve as an outside director of the Company, whether or not such outside director stood for re-election at such annual meeting, automatically shall be granted a nonqualified stock option to purchase an additional 5,000 shares of Stock, provided that each such individual has served as an outside director for at least nine months ("Additional Option").

                       (b) Terms of Options. The terms and conditions that apply to each such automatic option grant referred to above shall be as follows: (i) the per share exercise price of the Stock covered by each such option shall be equal to one hundred percent (100%) of the per share fair market value of such Stock on the date of grant; (ii) the term of the option shall be eight (8) years; (iii) the Initial Option shall be exercisable in thirty-six (36) equal monthly installments beginning on the first monthly anniversary of the grant of such Initial Option and Additional Options shall be

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
exercisable in twelve (12) equal monthly installments beginning on the first monthly anniversary of the grant of such Additional Option; and (iv) all other terms and conditions of the option shall be as set forth in the Company's then current form of nonqualified stock option agreement under the Plan.

                       (c) No Other Grants. Except for the automatic grants under this Section 9, members of the Committee who serve as Administrator of the Plan shall not be eligible to receive any additional options under the Plan or any other stock plan of the Company or any Affiliate, except as otherwise permitted by Rule 16b-3.

                  10 . Assignability. Each option granted pursuant to this Plan shall, during an optionee's lifetime, be exercisable only by such optionee, and neither the option nor any right hereunder shall be transferable by such optionee by operation of law or otherwise other than by will or the laws of descent and distribution.

                  11. Payment Upon Exercise of Options.

                       (a) Payment of the purchase price of Stock to be received upon exercise of any option granted under this Plan shall be made in cash; provided, however, that the Committee, in its sole discretion, may permit an optionee to pay the purchase price in whole or in part (i) with shares of Stock owned by the optionee; (ii) by delivery on a form prescribed by the Committee of an irrevocable direction to a securities broker approved by the Committee to sell shares of Stock and deliver all or a portion of the proceeds to the Company in payment for the Stock to be received upon exercise of the option; (iii) by delivery of the optionee's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; or (iv) in any combination of the foregoing. Any Stock used to exercise options shall be valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof.

                       (b) In the event that the purchase price is satisfied by the Committee retaining from the shares of Stock otherwise to be issued to optionee shares of Stock having a value equal to the purchase price, the Committee may grant an optionee an additional option, with terms identical to such optionee's then existing stock option agreement, entitling such optionee to purchase additional Stock in an amount equal to the number of shares so retained.

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
                  12. Withholding Taxes.

                       (a) No option granted under the Plan shall be exercised until the optionee has made arrangements acceptable to the Committee for the satisfaction of federal, state, and local income and employment tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law. Upon an optionee's exercise of a stock option, the Company may satisfy its withholding obligations by withholding from such optionee or requiring the optionee to surrender shares of Stock sufficient to satisfy federal, state and local income and employment tax withholding obligations.

                       (b) In the event that such withholding is satisfied by the Company or an optionee's employer retaining from the shares of Stock otherwise to be issued to such optionee shares of Stock having a value equal to such withholding tax, the Committee may grant to an optionee an additional option, with terms identical to such optionee's then existing stock option agreement under which the option was received, entitling optionee to purchase additional Stock in an amount equal to the number of shares so retained.

                  13 . Restrictions on Transfer of Shares. The Stock acquired pursuant to the exercise of options granted under the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the stockholders of the Company at the time such Stock is acquired, as well as to such other restrictions as the Committee shall deem advisable.

                  14. Corporate Transaction.

                       (a) For purposes of this Section 14, a "Corporate Transaction" shall include any of the following stockholder-approved transactions to which the Company is a party:


                                (i) a merger or consolidation in which the
Company is not the surviving entity, 8 except for a transaction the principal purpose of which is to change the state of the Company's incorporation;

                                (ii) the sale, transfer or other disposition of
all or substantially all of the assets of the Company in liquidation or dissolution of the Company; or

                                (iii) any reverse merger in which the Company
is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a

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
holder or holders different from those who held such securities immediately prior to such merger.

                       (b) In the event of any Corporate Transaction, all outstanding options shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Corporate Transaction unless such options are assumed by the successor corporation or its parent company pursuant to options providing substantially equal value and having substantially equivalent provisions as the options granted under this Plan; provided however that all options issued to non-employee directors shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Corporate Transaction irrespective of whether such options are assumed by the successor corporation or its parent company.

                  15. Stockholder Approval. This Plan shall only become effective with regard to incentive stock options upon its approval by a majority of the stockholders voting (in person or by proxy) at a stockholders' meeting held within twelve (12) months of the Board's adoption of the Plan. The Committee may grant incentive stock options under the Plan prior to obtaining such stockholder approval, but until stockholder approval of the Plan is obtained, no incentive stock option shall be exercisable.

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
                                     PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNIPHASE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 7, 1996

The undersigned hereby appoints Danny E. Pettit as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below all of the shares of Common Stock of Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on November 7, 1996 at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


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
                                                            Please mark
                                                          your votes as
                                                           indicated in
                                                          this example.  / X /

1.             ELECTION OF DIRECTORS

If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below. Kevin N. Kalkhoven, Catherine
P. Goodrich

                              FOR                     WITHHOLD
                              ALL NOMINEES            AUTHORITY
                                                      FOR ALL
                                                      NOMINEES

                                  / /                   / /

2. Proposal to ratify and approve an increase in the number of shares reserved for issuance under the Amended and Restated 1993 Flexible Stock Incentive Plan from 1,550,000 to 2,125,000 shares of Common Stock.

                       FOR         AGAINST       ABSTAIN
                       / /           / /           / /

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 1997.

                       FOR         AGAINST       ABSTAIN
                       / /           / /           / /

4. Authority is hereby given to the proxy identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

                       FOR         AGAINST       ABSTAIN
                       / /           / /           / /

I plan to attend the meeting.            YES / /            NO / /


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Signature(s)____________________________________________ Dated:____________,1996

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               FOLD AND DETACH HERE

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNIPHASE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                November 7, 1996

The undersigned hereby appoints Danny E. Pettit as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below all of the shares of Common Stock of Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on November 7, 1996 at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
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
                                                                    Please mark
                                                                   your votes as
                                                                   indicated in
                                                                   this example.


                                                                        [X]







                                                                 WITHHOLD
                                                                 AUTHORITY
                                          FOR                     FOR ALL
1. ELECTION OF DIRECTORS              ALL NOMINEES               NOMINEES

   If you wish to withhold
   authority to vote for any
   individual nominee, strike a           [ ]                       [ ]
   line through the nominee's
   name in the list below. Kevin
   N. Kalkhoven, Catherine P.
   Goodrich

                                          FOR        AGAINST      ABSTAIN

2. Proposal to ratify and approve
   an increase in the number of
   shares reserved for issuance           [ ]          [ ]          [ ]
   under the Amended and Restated
   1993 Flexible Stock Incentive
   Plan from 1,550,000 to
   2,125,000 shares of Common
   Stock.

                                          FOR        AGAINST      ABSTAIN

3. Proposal to ratify the
   appointment of Ernst & Young
   LLP as the independent                 [ ]          [ ]          [ ]
   auditors for the Company for
   the fiscal year ending June
   30, 1997.

                                          FOR        AGAINST      ABSTAIN

4. Authority is hereby given to
   the proxy identified on the
   front of this card to vote in          [ ]          [ ]          [ ]
   their discretion upon such
   other business as may properly
   come before the meeting.

                                                       YES          NO

            I plan to attend the meeting.              [ ]          [ ]


            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.



Signature(s)_____________________________________Dated:____________________,1996

            Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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